Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

METRO BANCORP REPORTS THIRD QUARTER RESULTS;

TOTAL REVENUES UP 8%, TOTAL DEPOSITS INCREASE 11%

October 29, 2010 – Harrisburg, PA – Metro Bancorp, Inc. (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, today reported its financial results for the period ending September 30, 2010.

Total deposits increased by 11% over the past twelve months and total revenues for the third quarter increased 8% over the same quarter of 2009.  During the third quarter of 2010, the Company recorded a net loss of $6.2 million, or $0.46 per share, compared to a net loss of $490,000, or $0.08 per share, for the third quarter 2009.

Third Quarter Financial Highlights (in millions, except per share data)

	Quarter Ended			Nine Months Ended
	09/30/10	09/30/09	% Change	09/30/10	09/30/09	% Change
Total assets	$2,232.0	$2,086.5	7%

Total deposits	1,928.7	1,737.0	11%

Total loans (net)	1,374.7	1,456.6	(6)%

Total revenues	$27.6	$25.5	8%	$80.2	$74.3	8%

Net loss	(6.2)	(0.5)		(5.8)	(1.0)

Diluted net loss per share	$(0.46)	$(0.08)		$(0.43)	$(0.16)

Chairman’s Statement

Commenting on the Company’s financial results, Chairman Gary L. Nalbandian stated “our continued focus on community banking in this difficult economy produced an 11% increase in total deposits over the previous twelve months to $1.93 billion.  Especially noteworthy was our continued growth in core demand deposits of $203.0 million, or 17%, over the same period. Our third quarter was negatively impacted by an increase in our loan loss reserve and by charge-offs of nonperforming loans necessary to strengthen our future operations” said Nalbandian. “We are encouraged by the stabilization in the asset quality of our loan portfolio and believe our efforts this quarter to reduce our nonperforming assets should allow us to return to a more normalized level of loan loss provisions and therefore improved profitability in future quarters.”

Mr. Nalbandian noted the following highlights from the third quarter ended September 30, 2010:

➢	Total deposits increased $191.7 million, or 11%, to $1.93 billion from one year ago.

➢	Core deposits increased $163.7 million, or 10%, over the same period.

➢	Nonperforming assets decreased by $7.4 million, or 11%, to $63.2 million from $70.6 million at June 30, 2010.

➢	Our allowance for loan losses increased from $16.2 million, or 1.12% of total loans at June 30, 2010 to $21.2 million, or 1.52% of total loans at September 30, 2010.

➢	Our nonperforming loan coverage increased to 38% at September 30, 2010 from 26% the previous quarter.

➢	Stockholders’ equity increased by $14.1 million, or 7%, over the past twelve months to $209.8 million. At September 30, 2010, the Company’s book value per share was $15.29.

➢	Metro Bancorp continues to exhibit very strong capital ratios. The Company’s consolidated leverage ratio as of September 30, 2010 was 10.76% and its total risk-based capital ratio was 15.25%.

➢	Net loans totaled $1.37 billion, down 6%, over the past twelve months.

➢
The Company recorded net loss of $6.2 million, or $(0.46) per share, for the third quarter of 2010 compared to a net loss of $490,000, or $(0.08) per share, for the same period one year ago. Our third quarter results included a $13.4 million provision for loan losses which strengthens our reserves.

➢	Total revenues for the third quarter of 2010 were $27.6 million, up $2.1 million, or 8%, over total revenues of $25.5 million for the same quarter one year ago.

➢
The Company’s net interest margin on a fully taxable basis for the third quarter of 2010 was 3.98% vs. 4.01% for the second quarter of 2010 and compared to 3.92% for the third quarter of 2009.  The Company’s deposit cost of funds for the third quarter was 0.70% as compared to 0.99% for the same period one year ago, while at the same time core deposits grew from $1.72 billion to $1.89 billion over the past twelve months.

➢	Noninterest income totaled $7.6 million for the third quarter of 2010, up $787,000, or 11%, over the third quarter of 2009.

➢
Noninterest expenses were up $1.4 million, or 6%, over the third quarter one year ago. However, noninterest expenses in the third quarter of 2009 included one time costs associated with the Company’s core computer system conversion and rebranding efforts which were partially offset by a fee from TD Bank to help defray such costs.  Excluding the impact of those costs and the fee from TD Bank, total noninterest expenses for the third quarter of 2010 were up $449,000, or 2%, over the third quarter 2009. On a linked quarter basis, total noninterest expenses were down $362,000, or 1%, from the previous quarter.

➢	For the 13th time in the past 14 years, the Central Pennsylvania Business Journal has named Metro Bancorp as one of the 50 Fastest Growing Companies in Central Pennsylvania.

➢
Metro Bank has four new sites in various stages of development in Central Pennsylvania: two in York County; one in Lancaster County and one in Cumberland County. The Bank currently has a network of 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York.

Income Statement

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands, except per share data)	2010	2009	% Change	2010	2009	% Change
Total revenues	$27,627	$25,532	8%	$80,249	$74,310	8%
Total expenses	24,159	22,799	6	72,555	66,064	10
Net loss	(6,160)	(490)		(5,794)	(1,008)
Net loss per share	$(0.46)	$(0.08)		$(0.43)	$(0.16)

Total revenues (net interest income plus noninterest income) for the third quarter increased $2.1 million to $27.6 million, up 8% over the third quarter of 2009. Net interest income increased $1.3 million, or 7%, while service charges and other fee income (excluding gains, losses or impairment on investment securities) increased by $739,000, or 12%. Gains on the sales of loans totaled $778,000 for the third quarter as compared to $238,000 for the same period last year.  The gains were primarily related to sales of Small Business Administration (“SBA”) loans to the secondary market. The Company also recorded net securities gains of $71,000 for the third quarter of 2010 compared to net securities gains of $563,000 for the third quarter one year ago.

Total revenues for the first nine months of 2010 were $80.2 million, up $5.9 million, or 8%, over the first nine months of 2009. On a linked quarter basis, the Company’s total revenues were up $384,000, or 1%, while at the same time, total noninterest expenses were down $362,000, or 1%, from the previous quarter.

The Company recorded a net loss of $6.2 million for the third quarter of 2010 vs. a net loss of $490,000 for the third quarter of 2009. Net loss per share for the quarter was $(0.46) as compared to net loss per share of $(0.08) recorded for the same period a year ago.  The net loss for the third quarter of 2010 is a direct result of a $13.4 million provision for loan losses during the quarter.  This elevated provision was made not only to support nonperforming loans, but also due to a change in the Company’s quantitative analysis of its loan loss allowance.  See further discussion of the provision and the allowance for loan losses under the Asset Quality discussion of this release.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter of 2010 totaled $20.0 million, up $1.3 million, or 7%, over the $18.7 million recorded in the third quarter of 2009.  Net interest income for the first nine months of 2010 totaled $59.4 million vs. $57.0 million for the same period in 2009.

The net interest margin for the third quarter of 2010 was 3.86%, down 3 basis points from the previous quarter but up 7 basis points over the third quarter of 2009. Average interest earning assets for the third quarter totaled $2.04 billion, the same as the previous quarter and up $103.6 million over the third quarter of 2009. The net interest margin on a fully-taxable basis for the third quarter of 2010 was 3.98% vs. 4.01% for the previous quarter and compared to 3.92% for the third quarter of 2009.

Average interest bearing deposits totaled $1.53 billion, up $120.3 million, or 9%, over the third quarter of 2009 while total noninterest bearing deposits averaged $331.9 million for the third quarter of 2010, up $20.4 million, or 7%, over the third quarter last year. At the same time, average borrowings (excluding subordinated debt) for the third quarter of 2010 were $59.3 million compared to $178.6 million for the same period one year ago. Total interest expense for the quarter was down $1.4 million, or 24%, from the third quarter of 2009 as a result of a 32 bps reduction in the Company’s total cost of funds from 1.15% to 0.83% over the past twelve months.

The Company’s net interest margin, on a fully-taxable basis, was 3.99% for the first nine months of 2010 compared to 3.94% for the same period in 2009.

Change in Net Interest Income and Rate/Volume Analysis

As shown below, the change in net interest income on a fully tax-equivalent basis for the third quarter and for the nine months year-to-date was due to a combination of volume as well as rate changes in the Company’s earning assets.

(dollars in thousands)	Net Interest Income
2010 vs. 2009	Volume Change	Rate Change	Total Increase	% Change
3rd Quarter	$ 87	$ 1,236	$ 1,323	7%
Nine Months	$ 655	$ 1,811	$ 2,466	4%

Noninterest Income

Noninterest income for the third quarter of 2010 totaled $7.6 million, up $787,000, or 11%, over $6.9 million recorded in the third quarter one year ago.

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Service charges, fees and other income	$6,791	$6,052	12%	$19,666	$17,740	11%
Gains on sales of loans	778	238	227	1,105	294	276
Gains on sales of securities	117	1,515	(92)	1,036	1,570	(34)
Impairment losses on investment securities	(46)	(952)	95	(962)	(2,325)	59
Total noninterest income	$7,640	$6,853	11%	$20,845	$17,279	21%

Service charges, fees and other income increased by $739,000, or 12%, over the third quarter of 2009.  Gains on the sale of loans totaled $778,000 for the third quarter of 2010 vs. $238,000 for the same period in 2009, primarily related to sales of SBA loans to the secondary market. Gains on the sales of investment securities during the third quarter of 2010 were $117,000 as compared to $1.5 million for the same period one year ago.  Also, the Company recorded a charge of $46,000 in the quarter for other-than-temporary impairment (“OTTI”) on two private-label collateralized mortgage obligations (“CMO’s”) as compared to a charge of $952,000 for OTTI on three CMO’s in the third quarter last year.

Noninterest income for the first nine months of 2010 totaled $20.8 million, up $3.6 million, or 21%, over the first nine months of 2009.  Service charges, fees and other income increased by $1.9 million, or 11%, for the first nine months of 2010 over the same period in 2009.  Gains on the sales of loans totaled $1.1 million compared to $294,000 for the first nine months of 2009.  The impact on noninterest income related to the investment securities portfolio for the first nine months of 2010 was a $74,000 net gain as compared to a net charge of $755,000 for the first nine months of 2009.

Noninterest Expenses

Noninterest expenses for the third quarter of 2010 were $24.2 million, up $1.4 million, or 6%, over $22.8 million recorded one year ago but down $362,000, or 1%, on a linked quarter basis. The breakdown of noninterest expenses for the third quarter and for the first nine months of 2010 and 2009, respectively, are shown in the following table:

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Salaries and employee benefits	$10,466	$10,643	(2)%	$31,097	$31,941	(3)%
Occupancy and equipment	3,447	3,228	7	10,431	9,375	11
Advertising and marketing	698	830	(16)	2,140	1,875	14
Data processing	3,334	2,537	31	9,870	6,739	46
Regulatory assessments and related fees	1,191	830	43	3,405	3,256	5
Foreclosed real estate	420	94	347	1,369	289	374
Consulting fees	965	161	499	2,667	342	680
Core system conversion/branding (net)	-	(911)		-	(523)
Merger/acquisition	-	250		17	655	(97)
Other expenses	3,638	5,137	(29)	11,559	12,115	(5)
Total non-interest expenses	$24,159	$22,799	6%	$72,555	$66,064	10%

The increases in data processing expenses are primarily the result of the transition of certain services away from TD Bank to new service providers during the second quarter of 2009. Advertising and marketing expenses for the third quarter of 2010 represent a normal level of marketing activity and were lower than the same period in 2009 due to a large marketing effort in the second half of last year to promote our name and brand change which occurred in June 2009. Regulatory assessments for the third quarter and first nine months of 2010 are higher primarily due to a higher level of FDIC deposit insurance premiums incurred by the Bank in 2010 as compared to 2009. Consulting fees for the third quarter and first nine months of 2010 are higher than the same periods of 2009, respectively, for services related to regulatory compliance efforts.  Total “other noninterest expenses” were down $1.5 million, or 29%, from the third quarter last year.  Included in this figure for 2009 were higher than normal telephone and call center support costs utilized to assist customers with post-system conversion and brand change questions.

Total noninterest expenses for the third quarter of 2009 and for the first nine months of last year included one time costs associated with the Company’s core computer system conversion and rebranding efforts.  Total noninterest expenses for the three months and nine months ended September 30, 2009 were offset by the recognition of $2.75 million and $6.0 million, respectively, of fees paid to Metro Bank by TD Bank to partially defray the costs of the conversion and re-branding.  Excluding the net impact of these expenses and the offsetting fee, total noninterest expenses for the third quarter this year were up only $449,000, or 2%, over the same period in 2009.  Likewise, total noninterest expenses for the first nine months of 2010 are up $6.0 million, or 9%, over the same period last year after netting out the one time costs and the $6.0 million fee.

Balance Sheet

	As of September 30,
(dollars in thousands)	2010	2009	% Change
Total assets	$2,232,021	$2,086,495	7%

Total loans (net)	1,374,743	1,456,636	(6)%

Total deposits	1,928,684	1,736,961	11%

Total core deposits	1,885,510	1,721,859	10%

Total borrowings and debt	69,000	138,050	(50)%

Total stockholders’ equity	209,796	195,722	7%

Deposits

The Company continued its deposit growth with total deposits at September 30, 2010 reaching $1.93 billion, a $191.7 million, or 11%, increase over total deposits of $1.74 billion one year ago.  Core deposits grew by $163.7 million, or 10%, over the previous twelve months.

(dollars in thousands)	09/30/10	09/30/09	$ Increase	% Increase

Total Deposits	$1,928,684	$1,736,961	$191,723	11%

Core Deposits	1,885,510	1,721,859	163,651	10%

Core Deposits

Change in core deposits by type of account is as follows:

	As of September 30,
(dollars in thousands)	2010	2009	% Change	3rd Quarter 2010 Cost of Funds
Demand non-interest-bearing	$341,029	$307,192	11%	0.00%
Demand interest-bearing	1,025,558	856,360	20%	0.65
Savings	303,720	304,542	0	0.46
Subtotal	1,670,307	1,468,094	14%	0.48
Time	215,203	253,765	(15)	2.35
Total core deposits	$1,885,510	$1,721,859	10%	0.70%

Total core demand and savings deposits increased by $202.2 million, or 14%, over the past twelve months to $1.67 billion.  The total cost of these deposits during the third quarter of 2010 was 0.48% as compared to 0.64% for the third quarter one year ago.  The third quarter of 2010 cost of total core deposits was 0.70%, down 29 basis points, or 29%, from the third quarter of 2009 and down 3 basis points on a linked quarter basis.

Change in core deposits by type of customer is as follows:

	September 30,	% of	September 30,	% of	%
(dollars in thousands)	2010	Total	2009	Total	Increase
Consumer	$870,629	46%	$817,995	48%	6%
Commercial	546,900	29	517,007	30	6
Government	467,981	25	386,857	22	21
Total	$1,885,510	100%	$1,721,859	100%	10%

Lending

Gross loans totaled $1.40 billion at September 30, 2010, down $75.3 million, or 5%, from one year ago. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	September 30, 2010	% of Total	September 30, 2009	% of Total	$ Change	% Change
Commercial	$426,902	31%	$493,261	33%	$(66,359)	(13	) %
Owner occupied	234,823	17	275,353	19	(40,530)	(15)
Total commercial	661,725	48	768,614	52	(106,889)	(14)
Consumer/residential	287,654	21	309,146	21	(21,492)	(7)
Commercial real estate	446,533	31	393,494	27	53,039	13
Gross loans	$1,395,912	100%	$1,471,254	100%	$(75,342)	(5	) %

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarters Ended
	September 30, 2010	June 30, 2010	September 30, 2009
Non-performing assets/total assets	2.83%	3.22%	1.53%
Net loan charge-offs (annualized)/avg total loans	2.35%	0.45%	2.29%
Loan loss allowance/total loans	1.52%	1.12%	0.99%
Non-performing loan coverage	38%	26%	58%
Non-performing assets/capital and reserves	27%	31%	15%

Non-performing assets at September 30, 2010 totaled $63.2 million, or 2.83%, of total assets, down $7.4 million, or 11%, from $70.6 million, or 3.22%, of total assets, at June 30, 2010 and as compared to $32.0 million, or 1.53%, of total assets one year ago. The Company recorded a provision for loan losses of $13.4 million for the third quarter of 2010 as compared to $2.6 million for the previous quarter and to $3.7 million recorded in the third quarter of 2009.  During the quarter, management refined the quantitative analysis portion of its determination of the level of the allowance for loan losses to account for current appraisal values on collateral associated with performing and nonperforming loans as well as the continued state of the overall economy.  This refinement resulted in an additional provision for the quarter of $3.4 million to the general reserve portion of the allowance for loan losses. The balance of the provision was to replenish the allowance for net charge-offs incurred during the third quarter as well as specific allocations for nonperforming loans. The allowance for loan losses totaled $21.2 million as of September 30, 2010 as compared to $16.2 million at June 30, 2010 and to $14.6 million at September 30, 2009. As of September 30, 2010, $1.8 million, representing 9% of the total allowance for loan losses, was specifically allocated to nonperforming loans and $19.4 million, representing 91% of the allowance for loan losses was in the general reserve. The allowance represented 1.52% of gross loans outstanding at September 30, 2010, up from 1.12% at June 30, 2010 and compared to 0.99% at September 30, 2009.

Total net charge-offs for the third quarter of 2010 were $8.4 million, vs. $1.6 million for the previous quarter and compared to $8.4 million for the third quarter of 2009.  Approximately $7.9 million, or 94%, of total net loan charge-offs for the third quarter of 2010 were associated with a total of six different relationships.

Total net charge-offs for the first nine months of 2010 were $11.6 million, or 1.09% (annualized), of average loans outstanding compared to $12.7 million, or 1.17% (annualized), of average loans outstanding for the first nine months of 2009.

Investments

At September 30, 2010, the Company’s investment portfolio totaled $635.9 million. Detailed below is information regarding the composition and characteristics of the portfolio at September 30, 2010:

Product Description	Available for Sale	Held to Maturity	Total
(dollars in thousands)
U.S. Government agencies/other	$17,577	$134,995	$152,572
Mortgage-backed securities:
Federal government agencies pass through certificates	19,347	44,860	64,207
Agency collateralized mortgage obligations	317,390	33,866	351,256
Private-label collateralized mortgage obligations	54,753	3,142	57,895
Corporate debt securities	-	10,000	10,000
Total	$409,067	$226,863	$635,930
Duration (in years)	2.6	5.3	3.6
Average life (in years)	3.1	6.7	4.4
Quarterly average yield	3.58%	4.11%	3.73%

At September 30, 2010, the after-tax unrealized gain on the Bank’s available for sale portfolio was $1.6     million as compared to an unrealized loss of $10.9 million at December 31, 2009 and an unrealized loss of $8.3 million at September 30, 2009. The Company recorded a $46,000 charge against 2010 third quarter earnings for other-than-temporary credit losses on two CMO’s held in the Bank’s portfolio. The Company continues to reduce its holdings of private-label CMO’s as the balance of such investments decreased by $15.7 million, or 21%, through sales and the receipt of pay downs during the third quarter. The average life of the total investment securities portfolio increased from 3.8 years at December 31, 2009 to 4.4 years at September 30, 2010, and the total duration increased from 3.3 years to 3.6 years during the same period.

Capital

Stockholders’ equity at September 30, 2010 totaled $209.8 million, an increase of $14.1 million, or 7%, over stockholders’ equity of $195.7 million at September 30, 2009. Return on average stockholders’ equity (ROE) for the third quarter of September 30, 2010 and 2009, respectively, was (11.54)% and (1.47)%.

The Company’s capital ratios at September 30, 2010 and 2009 were as follows:

	9/30/10	9/30/09	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	10.76%	11.10%	5.00%
Tier 1	14.00	13.07	6.00
Total Capital	15.25	13.89	10.00

Both the Company and its subsidiary bank continue to maintain strong capital ratios and are well capitalized under various regulatory capital guidelines as required by federal banking agencies.

At September 30, 2010, the Company’s book value per common share was $15.29.

Forward-Looking Statements

This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the financial condition, liquidity, results of operations, future performance and business of Metro Bancorp, Inc. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control).   The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved.  You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
the Federal Deposit Insurance Corporation (FDIC) deposit fund is continually being used due to increased bank failures and existing financial institutions are being assessed higher  premiums in order to replenish the fund;

•
the impact of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•
general economic or business conditions, either nationally, regionally or in the communities in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;

•	continued levels of loan quality and volume origination;

•	the adequacy of loan loss reserves;

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	unanticipated regulatory or judicial proceedings and liabilities and other costs;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	the loss of certain key officers;

•	continued relationships with major customers;

•	our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

•	compliance with laws and regulatory requirements of federal, state and local agencies;

•	the ability to hedge certain risks economically;

•	effect of terrorist attacks and threats of actual war;

•	deposit flows;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and

•	our success at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these factors or any of our forward-looking statements, which speak only as of the date of this document. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us except as required by applicable law.